EXHIBIT (g)(2)

                                                                  EXHIBIT (g)(2)

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS,
MERRILL LYNCH PRIME FUND, INC.

    We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Prime Fund, Inc. as of August 31, 1993, the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended and the period November 3, 1989 (commencement of operations) to August 31, 1990. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance abour whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at August 31, 1993 by correspondence with the custodian and financial intermediaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Prime Fund, Inc. at August 31, 1993, the results of its operations, its cash flows, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

    As discussed in Notes 1a and 1b, the financial statements include senior secured floating rate loan interests ("Loan Interests") valued at $605,935,786 (84.95% of all net assets of the Fund), whose values are fair values as determined by or under the direction of the Board of Directors in the absence of actual market values. Determination of fair value involves subjective judgment, as the actual market value of a particular Loan Interest can be established only by negotiation between the parties in a sales transaction. We have reviewed the procedures established by the Board of Directors and used by the Fund's investment adviser in determining the fair values of such Loan Interests and have inspected underlying documentation, and under the circumstances, we believe that the procedures are reasonable and the documentation appropriate.

DELOITTE & TOUCHE LLP
Princeton, New Jersey
October 12, 1993

Merrill Lynch Prime Fund, Inc.
Schedule of Investments as of August 31, 1993           (in Thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Face          Value
Industry                     Senior Secured Floating Rate Loan Interests*                              Amount       (Note 1b)
------------------------------------------------------------------------------------------------------------------------------------
Airlines--6.26%              Northwest Airlines, Inc., Revolving Credit Loan, due 8/04/94:
                               8.00%(1)                                                                   $  3,275   $  3,275
                               5.9375% to 9/27/93                                                            1,116      1,116
                               6.125% to 10/14/93                                                            1,116      1,116

                             Northwest Airlines, Inc., Term Loan, due 9/15/97:
                               6.0625% to 9/08/93                                                            7,751      7,751
                               6.0625% to 10/20/93                                                          21,195     21,195
                               6.1875% to 12/21/93                                                           7,146      7,146
                               6.25% to 9/10/93                                                              2,980      2,980
                                                                                                          --------   --------
                                                                                                            44,579     44,579
------------------------------------------------------------------------------------------------------------------------------------
Cellular
Communications--1.89%        Lin Cellular Network, Inc., Term Loan, due 8/31/2000:
                               4.6875% to 9/21/93                                                            5,000      5,000
                               4.4375% to 9/30/93                                                            1,500      1,500
                               4.50% to 10/25/93                                                             5,000      5,000
                               4.6875% to 11/29/93                                                           1,000      1,000
                               4.6875% to 12/21/93                                                           1,000      1,000
                                                                                                          --------   --------
                                                                                                            13,500     13,500

------------------------------------------------------------------------------------------------------------------------------------
Computer-Related             Anacomp, Inc., Term Loan, due 3/31/96, 6.0625% to 10/26/93                     15,313     15,313
Services--2.15%
------------------------------------------------------------------------------------------------------------------------------------
Computing Equipment          Lexmark Holdings, Foreign, Term Loan, due 3/27/98, 5.8125% to 9/30/93           5,243      5,243
Manufacturing--3.03%         Lexmark Holdings, U.S., Term Loan, due 3/27/98:
                               5.6875% to 9/30/93                                                            8,483      8,483
                               5.9375% to 9/30/93                                                            7,910      7,910
                                                                                                          --------   --------
                                                                                                            21,636     21,636
------------------------------------------------------------------------------------------------------------------------------------
Corporate Aircraft           Gulfstream Corp., Revolving Credit Loan, due 3/31/98, 7.25%(1)                  2,654      2,654
Manufacturing--2.43%         Gulfstream Corp., Term Loan, due 3/31/97:
                               7.25%(1)                                                                        978        978
                               5.57% to 10/13/93                                                            13,695     13,695
                                                                                                          --------   --------
                                                                                                            17,327     17,327
------------------------------------------------------------------------------------------------------------------------------------
Electrical Instruments       Berg Electronics, Term Loan, due 3/31/1995, 5.875% to 9/29/93                   4,937      4,937
& Controls--0.69%
------------------------------------------------------------------------------------------------------------------------------------
Grocery--5.98%               Carr-Gottstein Foods Co., Term Loan B, due 12/31/2000, 5.44% to 9/09/93        10,000     10,000
                             Grand Union Company, Term Loan B, due 6/30/97:
                               8.00%(1)                                                                         48         48
                               6.875% to 9/09/93                                                             6,667      6,667
                               6.75% to 11/15/93                                                             6,333      6,333
                             Ralph's Grocery Company, Term Loan, due 6/30/98:
                               7.75%(1)                                                                        603        603
                               6.0625% to 11/05/93                                                           7,715      7,715
                               6.0625% to 11/08/93                                                           9,849      9,849
                             Supermarkets General Corp., Revolving Credit Loan, due 1/28/95:
                               7.50%(1)                                                                         56         56
                               5.6875% to 9/03/93                                                            1,130      1,130
                               5.6875% to 9/23/93                                                              282        282
                                                                                                          --------   --------
                                                                                                            42,683     42,683
------------------------------------------------------------------------------------------------------------------------------------


Merrill Lynch Prime Fund, Inc.
Schedule of Investments as of August 31, 1993 (continued)        (in Thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Face          Value
Industry                     Senior Secured Floating Rate Loan Interests*                              Amount       (Note 1b)
------------------------------------------------------------------------------------------------------------------------------------

Home Furnishings--1.30%      Color Tile, Inc., Tranche B Term Loan, due 12/10/98:
                               5.94% to 9/20/93                                                           $    769   $    769
                               6.06% to 10/20/93                                                             8,462      8,462
                                                                                                          --------   --------
                                                                                                             9,231      9,231
------------------------------------------------------------------------------------------------------------------------------------
Liquid Gas
Distribution--4.53%          Petrolane, Inc., Term Loan, due 12/31/99:
                               5.3125% to 9/20/93                                                            1,823      1,823
                               5.4375% to 10/28/93                                                           6,184      6,184
                               5.6875% to 1/28/94                                                           24,290     24,290
                                                                                                          --------   --------
                                                                                                            32,297     32,297
------------------------------------------------------------------------------------------------------------------------------------
Manufacturing--              American Standard, Inc., Term Loan A, due 6/01/2000, 6.50% to 12/02/93         25,000     25,000
Diversified--9.22%           Coltec Industries, Inc., Term Loan, due 4/01/99:
                               7.50%(1)                                                                         13         13
                               6.125% to 9/10/93                                                               588        588
                               6.00% to 10/07/93                                                             7,840      7,840
                               6.0625% to 11/05/93                                                           3,626      3,626
                               6.3125% to 12/10/93                                                           1,813      1,813
                             Joy Technologies, Inc., Term Loan B, due 12/31/98, 6.25% to 11/26/93            7,837      7,837
                             The Pullman Co., Inc., Term Loan, due 9/30/96:
                               7.25%(1)                                                                         20         20
                               7.50%(1)                                                                         48         48
                               5.5625% to 9/29/93                                                            2,362      2,362
                               5.8125% to 9/29/93                                                            5,620      5,620
                               5.625% to 10/14/93                                                              886        886
                               5.875% to 10/14/93                                                            2,108      2,108
                               5.5625% to 11/08/93                                                             886        886
                               5.8125% to 11/08/93                                                           2,108      2,108
                               5.8125% to 12/15/93                                                           1,476      1,476
                               6.0625% to 12/15/93                                                           3,513      3,513
                                                                                                          --------   --------
                                                                                                            65,744     65,744
------------------------------------------------------------------------------------------------------------------------------------
Manufacturing Food--4.91%    Specialty Foods Corp., Term Loan B, due 8/31/99, 6.44% to 9/16/93              35,000     35,000
------------------------------------------------------------------------------------------------------------------------------------
Manufacturing--              Dr. Pepper/Seven Up Inc., Term Loan A, due 6/30/98:
Soft Drinks--3.61%             7.875%(1)                                                                         2          2
                               6.0625% to 9/10/93                                                            2,976      2,976
                               6.1875% to 10/06/93                                                           4,676      4,676
                             Dr. Pepper/Seven Up Inc., Term Loan B, due 6/30/99:
                               8.50%(1)                                                                         51         51
                               6.6875% to 9/10/93                                                            9,222      9,222
                               6.8125% to 10/06/93                                                           8,800      8,800
                                                                                                          --------   --------
                                                                                                            25,727     25,727
------------------------------------------------------------------------------------------------------------------------------------
Packaging--1.39%             Ivex Packaging Corp., Term Loan B, due 12/31/99:
                               8.25%(1)                                                                         93         93
                               6.82% to 9/24/93                                                              7,143      7,143
                               6.94% to 2/24/94                                                              2,714      2,714
                                                                                                          --------   --------
                                                                                                             9,950      9,950
------------------------------------------------------------------------------------------------------------------------------------


Merrill Lynch Prime Fund, Inc.
Schedule of Investments as of August 31, 1993 (continued)        (in Thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Face          Value
Industry                     Senior Secured Floating Rate Loan Interests*                              Amount       (Note 1b)
------------------------------------------------------------------------------------------------------------------------------------
Paper Products--14.60%     ++Fort Howard Corp., Senior Secured Notes, due 9/11/98, 6.44% to 9/12/93       $  5,000   $  5,000
                           ++Fort Howard Corp., Senior Secured Notes, due 9/11/2000, 6.94% to 9/12/93       30,000     30,000
                             Fort Howard Corp., Term Loan, due 12/31/96:
                               7.125%(1)                                                                         6          6
                               7.25%(1)                                                                          2          2
                               5.195% to 9/27/93                                                               822        822
                               5.32% to 9/27/93                                                                223        223
                               6.065% to 11/30/93                                                            1,744      1,744
                               6.19% to 11/30/93                                                               473        473
                             Fort Howard Corp., Term Loan, due 5/01/97, 6.32% to 10/21/93                    9,125      9,125
                           ++Jefferson Smurfit/Container Corp. of America, Senior Secured Notes, due
                                  12/01/98, 6.07% to 9/01/93                                                23,988     23,988
                             Jefferson Smurfit/Container Corp. of America, Term Loan, due 12/31/97:
                               5.44% to 9/15/93                                                             12,139     12,139
                               5.69% to 9/15/93                                                              1,676      1,676
                               5.44% to 9/23/93                                                                  8          8
                               6.1875% to 9/27/93                                                           18,903     18,903
                                                                                                          --------   --------
                                                                                                           104,109    104,109
------------------------------------------------------------------------------------------------------------------------------------
Rental Services--2.06%       Cort Furniture Rental Corp., Revolving Credit Loan, due 9/30/93,8.00% (1)       1,895      1,895
                             Cort Furniture Rental Corp., Term Loan, due 9/30/93, 8.00%(1)                  12,757     12,757
                                                                                                          --------   --------
                                                                                                            14,652     14,652
------------------------------------------------------------------------------------------------------------------------------------
Restaurants--4.10%           TW Services, Term Loan A, due 8/15/95:
                               5.9375% to 9/23/93                                                              599        599
                               6.0625% to 10/19/93                                                           4,841      4,841
                               6.00% to 10/21/93                                                             9,222      9,222
                             TW Services, Term Loan B, due 8/15/95:
                               5.9375% to 9/23/93                                                              597        597
                               6.0625% to 10/19/93                                                           4,822      4,822
                               6.00% to 10/21/93                                                             9,186      9,186
                                                                                                          --------   --------
                                                                                                            29,267     29,267
------------------------------------------------------------------------------------------------------------------------------------
Retail-Apparel--2.80%        Saks and Co., Term Loan B, due 6/30/2000, 6.50% to 2/09/94                     20,000     20,000
------------------------------------------------------------------------------------------------------------------------------------
Retail--                     Circle K Acquisitions Corp., Term Loan A, due 4/30/98, 6.1875% to 9/27/93       6,667      6,667
Convenience Stores--2.80%    Circle K Acquisitions Corp., Term Loan B, due 4/30/2000, 6.6875% to 9/27/93    13,334     13,334
                                                                                                          --------   --------
                                                                                                            20,001     20,001
------------------------------------------------------------------------------------------------------------------------------------
Retail--Drug Stores--7.36%   Duane Reade, Term Loan A, due 9/30/97:
                               6.1875% to 9/27/93                                                              229        229
                               6.1875% to 9/27/93                                                              123        123
                               6.375% to 11/26/93                                                           13,956     13,956
                             Duane Reade, Term Loan B, due 9/30/99, 6.875% to 11/26/93                      10,000     10,000
                             Hook-Super X, Inc., Term Loan Series C, due 7/31/2000, 6.065% to 9/30/93       14,000     14,000
                             Jack Eckerd Corp., Term Loan B, due 6/14/2000, 6.1875% to 9/23/93              14,175     14,175
                                                                                                          --------   --------
                                                                                                            52,483     52,483
------------------------------------------------------------------------------------------------------------------------------------
Specialty Chemicals--2.10%   OSI Specialties, Inc., Term Loan, due 6/30/2000, 5.94% to 9/16/93              15,000     15,000
------------------------------------------------------------------------------------------------------------------------------------

Merrill Lynch Prime Fund, Inc.
Schedule of Investments as of August 31, 1993 (continued)        (in Thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Face          Value
Industry                     Senior Secured Floating Rate Loan Interests*                              Amount       (Note 1b)
------------------------------------------------------------------------------------------------------------------------------------
Warehousing--
Business Records--1.75%      Pierce Leahy Corp., Term Loan A, due 10/31/99, 6.25% to 12/07/93             $  5,000   $  5,000
                             Pierce Leahy Corp., Term Loan B, due 7/31/2000:
                               6.3125% to 9/07/93                                                            3,750      3,750
                               6.4375% to 12/07/93                                                           3,750      3,750
                                                                                                          --------   --------
                                                                                                            12,500     12,500
------------------------------------------------------------------------------------------------------------------------------------
                             Total Senior Secured Floating Rate Loan Interests
                              (Cost--$605,936)--84.95%                                                      605,936    605,936
------------------------------------------------------------------------------------------------------------------------------------


                             Short-Term Securities
------------------------------------------------------------------------------------------------------------------------------------
Commercial Paper**--15.13%   Corporate Asset Funding Co., Inc., 3.10% due 9/23/93                           10,000      9,981
                             CSW Credit, Inc., 3.11% due 9/13/93                                            14,000     13,985
                             Daimler-Benz North America Corp., 3.05% due 9/30/93                            16,000     15,961
                             Federal Home Loan Mortgage Corp., 3.06% due 10/26/93                           18,000     17,916
                             General Electric Capital Corp., 3.25% due 9/01/93                              15,110     15,110
                             Matterhorn Capital Corp., 3.10% due 9/23/93                                     5,000      4,991
                             Paccar Financial Corp., 3.07% due 9/03/93                                       5,000      4,999
                             PHH Corporation, Inc., 3.07% due 9/14/93                                       15,000     14,983
                             Transamerica Financial Corp., 3.07% due 9/27/93                                10,000      9,978
------------------------------------------------------------------------------------------------------------------------------------
                             Total Short-Term Securities (Cost--$107,904)--15.13%                          108,110    107,904
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Shares
                             Common Stock                                                                   Held
------------------------------------------------------------------------------------------------------------------------------------
Restaurants--0.05%         ++TW Services, Inc.                                                                  44        400
------------------------------------------------------------------------------------------------------------------------------------
                             Total Common Stock (Cost--$0)--0.05%                                               44        400
                             Total Investments (Cost--$713,840)--100.13%                                              714,240
------------------------------------------------------------------------------------------------------------------------------------
                             Liabilities in Excess of Other Assets--(0.13%)                                              (940)
                                                                                                                     --------
                             Net Assets--100.00%                                                                     $713,300
                                                                                                                     ========
------------------------------------------------------------------------------------------------------------------------------------

(1) Index is based on the prime rate of a US bank, which is subject to change daily.
*The interest rates on senior secured floating rate loan interests are subject to change periodically based on the change in the prime rate of a US Bank, LIBOR (London Interbank Offered Rate), or, in some cases, another base lending rate. The interest rates shown are those in effect at August 31, 1993.

**Commercial Paper is traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.

++Restricted securities as to resale. The value of the Fund's investment in restricted securities was approximately $59,388,000, representing 8.33% of net assets.

-----------------------------------------------------------------
                                      Cost         Acquisition
Senior Secured Notes             (In Thousands)       Date
-----------------------------------------------------------------
Fort Howard Corp.                   $35,000          9/11/91
Jefferson Smurfit/Container
Corp. of America                     23,988          4/24/91
-----------------------------------------------------------------
-----------------------------------------------------------------

                                      Cost         Acquisition
Common Stock                     (In Thousands)       Date

TW Services, Inc.                     $0             6/03/91
-----------------------------------------------------------------

The closing bid price for TW Services, Inc. Common Stock on
8/31/93 was $11.25 per share.

See Notes to Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Prime Fund, Inc.
Statement of Assets and Liabilities as of August 31, 1993
Assets:
Investments, at value (identified cost--$713,839,741) (Note 1b)                             $714,239,791
Receivables:
  Interest                                                                    $  4,278,683
  Capital shares sold                                                            2,765,255
  Commitment fees                                                                   57,522     7,101,460
                                                                              ------------
Deferred facility fees (Note 1d)                                                                  26,667
Deferred organization expenses (Note 1e)                                                         209,384
Prepaid registration fees and other assets (Note 1e)                                             159,717
                                                                                            ------------
Total assets                                                                                 721,737,019
                                                                                            ------------
Liabilities:
Payables:
  Dividends to shareholders (Note 1f)                                              829,136
  Investment adviser (Note 2)                                                      550,611
  Administrator (Note 2)                                                           144,898     1,524,645
                                                                              ------------
Deferred income (Note 1d)                                                                      6,351,980
Accrued expenses and other liabilities                                                           560,737
                                                                                            ------------
Total liabilities                                                                              8,437,362
                                                                                            ------------
Net assets                                                                                  $713,299,657
                                                                                            ============
Net Assets Consist of:
Common Stock, par value $.10 per share; 1,000,000,000 shares authorized                      $ 7,121,333
Paid-in capital in excess of par                                                             705,805,044
Accumulated realized capital losses--net (Note 7)                                                (26,770)
Unrealized appreciation on investments--net (Note 3)                                             400,050
                                                                                            ------------
Net Assets--Equivalent to $10.02 per share based on 71,213,326 capital shares outstanding   $713,299,657
                                                                                            ============

See Notes to Financial Statements.

Merrill Lynch Prime Fund, Inc.

Statement of Operations                                                      For the Year Ended
                                                                             August 31, 1993
Investment Income (Note 1d):
Interest and discount earned                                                                 $43,411,933
Facility and other fees                                                                        7,663,493
                                                                                            ------------
Total income                                                                                  51,075,426

Expenses:
Investment advisory fees (Note 2)                                             $  7,202,400
Administrative fees (Note 2)                                                     1,895,368
Transfer agent fees (Note 2)                                                       584,126
Borrowing costs (Note 6)                                                           306,800
Professional fees                                                                  258,938
Amortization of organization expenses (Note 1e)                                    179,472
Accounting services (Note 2)                                                        98,259
Printing and shareholder reports                                                    95,822
Tender offer costs                                                                  87,894
Custodian fees                                                                      81,469
Registration fees (Note 1e)                                                         55,112
Directors' fees and expenses                                                        51,339
Other                                                                              243,785
                                                                              ------------
Total expenses                                                                                11,140,784
                                                                                            ------------
Investment income--net                                                                        39,934,642
Realized Gain on Investments--Net (Notes 1d & 3)                                                   2,039
Change in Unrealized Appreciation/Depreciation of Investments--Net (Note 3)                    2,394,855
                                                                                            ------------
Net Increase in Net Assets Resulting from Operations                                         $42,331,536
                                                                                            ============





See Notes to Financial Statements.

Merrill Lynch Prime Fund, Inc.
                                                                             For the Year Ended August 31,
Statements of Changes in Net Assets                                               1993          1992
Increase (Decrease) in Net Assets:
Operations:
Investment income--net                                                        $ 39,934,642     $ 80,009,488
Realized gain (loss) on investments--net                                             2,039         (28,596)
Change in unrealized appreciation/depreciation on investments--net               2,394,855         133,330
                                                                              ------------    ------------
Net increase in net assets resulting from operations                            42,331,536      80,114,222
                                                                              ------------    ------------
Dividends to Shareholders (Note 1f):
Investment income--net                                                         (39,934,642)   (80,009,488)
                                                                              ------------    ------------
Net decrease in net assets resulting from dividends to shareholders            (39,934,642)   (80,009,488)
                                                                              ------------    ------------
Capital Share Transactions (Note 4):
Net decrease in net assets resulting from capital share transactions          (123,412,312)  (871,150,138)
                                                                              ------------    ------------
Net Assets:
Total decrease in net assets                                                  (121,015,418)  (871,045,404)
Beginning of year                                                              834,315,075   1,705,360,479
                                                                              ------------    ------------
End of year                                                                   $713,299,657    $834,315,075
                                                                              ============    ============


See Notes to Financial Statements.

------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Prime Fund, Inc.
Statement of Cash Flows                                                                            For the Year Ended
                                                                                                    August 31, 1993
------------------------------------------------------------------------------------------------------------------------------------
Cash Provided by Operating Activities:
Net increase in net assets resulting from operations                                                    $ 42,331,536
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by operating activities:
  Decrease in receivables                                                                                  2,022,586
  Decrease in other assets                                                                                   254,552
  Increase in other liabilities                                                                            1,863,244
  Realized and unrealized gain (loss) on investments--net                                                 (2,394,856)
                                                                                                        ------------
Net cash provided by operating activities                                                                 44,077,062
                                                                                                        ------------
Cash Provided by Investing Activities:
Proceeds from principal payments and sales of loan interests                                             591,548,320
Purchases of loan interests                                                                             (566,714,003)
Proceeds from sales and maturities of short-term investments--net                                         96,912,098
                                                                                                        ------------
Net cash provided by investment activities                                                               121,746,415
                                                                                                        ------------
Cash Used in Financing Activities:
Capital share activity:
  Cash receipts on capital shares sold                                                                   143,575,164
  Cash payments on capital shares tendered                                                              (290,287,314)
  Dividends paid to shareholders                                                                         (19,180,470)
                                                                                                        ------------
Net cash used in financing activities                                                                   (165,892,620)
                                                                                                        ------------
Cash:
Net decrease in cash                                                                                         (69,143)
Cash at beginning of year                                                                                     69,143
                                                                                                        ------------
Cash at end of year                                                                                     $         --
                                                                                                        ============
Non-cash Financing Activities:
Capital shares issued in reinvestment of dividends paid to shareholders                                 $ 21,124,039
                                                                                                        ============





See Notes to Financial Statements.

Merrill Lynch Prime Fund, Inc.
Financial Highlights
                                                                                             For the
                                                                                             Period
The following per share data and ratios have been derived                                    Nov. 3,
from information provided in the financial statements.           For the Year Ended        1989+ to
                                                                      August 31,            Aug. 31,
Increase (Decrease) in Net Asset Value:                       1993       1992       1991      1990
Per Share Operating Performance:
Net asset value beginning of period                        $  9.99    $  9.99    $ 10.00    $ 10.00
                                                           -------    -------    -------    -------
Investment income--net                                         .53        .64        .85        .76
Realized and unrealized gain (loss) on investments--net        .03         --       (.01)        --
                                                           -------    -------    -------    -------
Total from investment operations                               .56        .64        .84        .76
                                                           -------    -------    -------    -------
Less Dividends:
Investment income--net                                        (.53)      (.64)      (.85)      (.76)
                                                           -------    -------    -------    -------
Total dividends                                               (.53)      (.64)      (.85)      (.76)
                                                           -------    -------    -------    -------
Net asset value, end of period                             $ 10.02    $  9.99    $  9.99    $ 10.00
                                                           =======    =======    =======    =======
Total Investment Return*:
Based on net asset value per share                           5.74%      6.58%      8.79%       7.63%++
                                                           =======    =======    =======    =======
Ratios to Average Net Assets:
Expenses, net of reimbursement                               1.47%      1.39%      1.27%        .79%**
                                                           =======    =======    =======    =======
Expenses                                                     1.47%      1.41%      1.33%       1.35%**
                                                           =======    =======    =======    =======
Investment income--net                                       5.27%      6.58%      8.44%       9.06%**
                                                           =======    =======    =======    =======
Supplemental Data:
Net assets, end of period (in millions)                    $   713    $   834    $ 1,705    $ 1,728
                                                           =======    =======    =======    =======
Portfolio turnover                                          90.36%     46.48%     58.22%     29.61%
                                                           =======    =======    =======    =======

  *Total investment returns exclude the effects of sales loads. The Fund is a continuously offered closed-end fund, the shares of which are offered at net asset value. Therefore, no separate market exists.
 **Annualized.
  +Commencement of Operations.
 ++Aggregate total investment return.



See Notes to Financial Statements.

Merrill Lynch Prime Fund, Inc.
Notes to Financial Statements
1. Significant Accounting Policies:
Merrill Lynch Prime Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a continuously offered non-diversified, closed-end management investment company.

(a) Loan participation interests--The Fund invests in senior secured floating rate loan interests ("Loan Interests") with collateral having a market value, at time of acquisition by the Fund, which Fund management believes equals or exceeds the principal amount of the corporate loan. The Fund may invest up to 20% of its total assets in loans made on an unsecured basis. Depending on how the loan was acquired, the Fund will regard the issuer as including the corporate borrower along with an agent bank for the syndicate of lenders and any intermediary for the Fund's investment. Because agents and intermediaries are primarily commercial banks, the Fund's investment in corporate loans at August 31, 1993 could be considered to be concentrated in commercial banking.

(b) Valuation of investments--Loan Interests and common stocks are valued at fair value. Fair value is determined in good faith by or under the direction of the Board of Directors of the Fund. Since Loan Interests are purchased and sold primarily at par value, the Fund values the Loan Interests at par, unless Merrill Lynch Asset Management ("MLAM") determines par does not represent fair value.
In the event such a determination is made, fair value will be determined in accordance with guidelines approved by the Fund's
Board of Directors. Short-term securities are valued at amortized cost which approximates market.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required.

(d) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Interest income is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.
Facility fees are accreted into income over the term of the related loan.
(e) Deferred organization expenses and prepaid registration fees-- Deferred organization expenses are amortized on a straight-line basis over a five-year period. Prepaid registration fees are charged to expense as the related shares are issued.

(f) Dividends and distributions--Dividends from net investment income are declared daily and paid monthly. Distributions of capital gains are recorded on the ex-dividend dates.
2. Investment Advisory and Administrative Services Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with MLAM. MLAM is the name under which Merrill Lynch Investment Management, Inc. ("MLIM") does business. MLIM is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to perform this investment advisory function.
For such services, the Fund pays a monthly fee at an annual rate of 0.95% of the Fund's average daily net assets. The Fund also has an Administrative Services Agreement with MLAM whereby MLAM will receive a fee equal to an annual rate of 0.25% of the Fund's average daily net assets on a monthly basis, in return for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund. The Investment Advisory Agreement obligates MLAM to reimburse the Fund to the extent the Fund's expenses (excluding interest, taxes, brokerage fees, commissions, and extraordinary items) exceed the lesser of a) 2.0% of the Fund's average daily net assets or b) 2.5% of the Fund's first $30 million of average daily net assets, 2.0% of the next $70 million of average daily net assets, and 1.5% of the average daily net assets in excess thereof.
For the year ended August 31, 1993, MLAM earned fees of $9,097,768.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc., is the Fund's transfer agent.
Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLIM, MLFD, FDS, or Merrill Lynch, Pierce, Fenner &
Smith Incorporated, and/or Merrill Lynch & Co., Inc.

3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended August 31, 1993 were $566,714,003 and $591,548,320, respectively.

Net realized and unrealized gains as of August 31, 1993 were as follows:

                               Realized    Unrealized
                                 Gains       Gains
Short-term investments         $  2,039     $     --
Common stock                         --      400,050
                               --------     --------
Total                          $  2,039     $400,050
                               ========     ========
As of August 31, 1993, net unrealized appreciation for financial reporting and Federal income tax purposes aggregated $400,050, all of which related to appreciated securities. The aggregate cost of investments at August 31, 1993 for Federal income tax purposes was $713,839,741.

4. Capital Share Transactions:
Transactions in capital shares were as follows:

For the Year Ended                                 Dollar
August 31, 1993                    Shares          Amount

Shares sold                       14,572,615   $  145,750,963
Shares issued to share-
holders in reinvestment
of dividends                       2,112,254       21,124,039
                                 -----------   --------------
Total issued                      16,684,869      166,875,002
Shares tendered                  (29,022,869)    (290,287,314)
                                 -----------   --------------
Net decrease                     (12,338,000)  $ (123,412,312)
                                 ===========   ==============

For the Year Ended                                 Dollar
August 31, 1992                    Shares          Amount
Shares sold                       10,536,024   $  105,252,973
Shares issued to share-
holders in reinvestment
of dividends                       3,958,371       39,541,885
                                 -----------   --------------
Total issued                      14,494,395      144,794,858
Shares tendered                 (101,696,196)  (1,015,944,996)
                                 -----------   --------------
Net decrease                     (87,201,801)  $ (871,150,138)
                                 ===========   ==============

5. Unfunded Loan Interests:
As of August 31, 1993, the Fund had unfunded loan commitments of $13,671,000, which would be extended at the option of the borrower, pursuant to the following loan agreements:

                                   Unfunded
                                  Commitment
Borrower                        (in thousands)

Cort Furniture, Inc.                $  348
Gulfstream Corp.                     7,538
Northwest Airlines, Inc.             1,152
Supermarkets General Corp.           4,633
6. Short-Term Borrowings:
On March 17, 1993, the Fund extended the loan commitment. The commitment was reduced from $150,000,000 to $100,000,000, bearing interest at the Federal Funds Rate plus 1%-3% on the outstanding balance. For the year ended August 31, 1993, facility and commitment fees aggregated approximately $306,800.

7. Capital Loss Carryforward:
At August 31, 1993, the Fund had a net capital loss carryforward of approximately $34,000, all of which expires in 2001. These will be available to offset like amounts of any future taxable gains.

8. Subsequent Events:
The Fund began a quarterly tender offer on September 17, 1993, which will end on October 15, 1993.